Exhibit 99.2

QUARTERLY FINANCIAL INFORMATION BY SEGMENT (UNAUDITED) (1) (2)
(Dollars in thousands)

	Three Months Ended								Years Ended December 31,
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	2017	2018
Total revenue:
Trucking	$218,690	$220,323	$424,832	$1,106,481	$1,037,364	$1,081,832	$1,070,978	$1,100,080	$1,970,326	$4,290,254
Logistics	44,008	43,829	54,267	93,821	89,189	99,188	113,387	134,280	235,925	436,044
Intermodal	3,916	4,219	29,068	113,123	110,267	120,047	130,369	138,138	150,326	498,821
Subtotal	266,614	268,371	508,167	1,313,425	1,236,820	1,301,067	1,314,734	1,372,498	2,356,577	5,225,119
Non-reportable segments	6,264	6,819	18,827	61,965	49,691	48,783	47,115	38,551	93,875	184,140
Intersegment eliminations	(1,696)	(1,947)	(5,386)	(15,970)	(15,379)	(18,167)	(15,238)	(16,409)	(24,999)	(65,193)
Consolidated operating revenue	$271,182	$273,243	$521,608	$1,359,420	$1,271,132	$1,331,683	$1,346,611	$1,394,640	$2,425,453	$5,344,066

Operating income (loss):
Trucking	$20,260	$25,762	$19,924	$137,312	$100,251	$126,657	$140,592	$183,318	$203,258	$550,818
Logistics	2,413	2,349	3,129	7,277	3,959	4,615	10,151	13,266	15,168	31,991
Intermodal	110	225	1,707	4,999	3,948	4,480	9,688	13,156	7,041	31,272
Subtotal	22,783	28,336	24,760	149,588	108,158	135,752	160,431	209,740	225,467	614,081
Non-reportable segments	(145)	74	(18,949)	(5,817)	(14,414)	(11,510)	(16,151)	(2,963)	(24,837)	(45,038)
Consolidated operating income	$22,638	$28,410	$5,811	$143,771	$93,744	$124,242	$144,280	$206,777	$200,630	$569,043

Operating ratio
Trucking	90.7%	88.3%	95.3%	87.6%	90.3%	88.3%	86.9%	83.3%	89.7%	87.2%
Logistics	94.5%	94.6%	94.2%	92.2%	95.6%	95.3%	91.0%	90.1%	93.6%	92.7%
Intermodal	97.2%	94.7%	94.1%	95.6%	96.4%	96.3%	92.6%	90.5%	95.3%	93.7%

Adjusted Operating Ratio (3):
Trucking	89.5%	84.6%	89.7%	85.8%	88.9%	86.5%	84.9%	80.9%	86.9%	85.3%
Logistics	94.3%	94.4%	94.1%	91.9%	95.4%	95.2%	90.9%	89.4%	93.4%	92.3%
Intermodal	97.1%	94.6%	94.1%	95.6%	96.4%	96.3%	92.6%	90.4%	95.3%	93.7%

(1)	See Consolidated Adjusted Operating Income and Adjusted Operating Ratio footnote (1).

(2)	See Consolidated Adjusted Operating Income and Adjusted Operating Ratio footnote (2).

(3)	See Consolidated Adjusted Operating Income and Adjusted Operating Ratio footnote (3) and see the GAAP to Non GAAP reconciliation at Quarterly Adjusted Operating Ratio by Reportable Segment.